UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Under Rule 14a-12

MARTIN MIDSTREAM PARTNERS L.P.
(Name of Registrant as Specified in Its Charter)

(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which Transaction applies:

(2)	Aggregate number of securities to which Transaction applies:

(3)	Per unit price or other underlying value of Transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of Transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

Martin Midstream Partners L.P. (“MMLP”) expects to file a preliminary proxy statement with the Securities and Exchange Commission (the “SEC”) to be used to solicit proxies to approve the merger of MRMC Merger Sub LLC, a wholly owned subsidiary of Martin Resource Management Corporation (“MRMC”), with and into MMLP, with MMLP surviving the merger as a wholly owned subsidiary of MRMC (the “Transaction”) at a special meeting of its stockholders.

On October 17, 2024, MMLP held an earnings call (the “Earnings Call”) announcing its financial results for the third quarter of 2024. Excerpts from the transcript of the Earnings Call that referenced the Transaction are included below:

17-Oct-2024
Martin Midstream Partners LP (MMLP)
Q3 2024 Earnings Call
CORPORATE PARTICIPANTS
Sharon L. Taylor
Chief Financial Officer & Executive Vice President, Martin Midstream Partners LP
Robert D. Bondurant
President, Chief Executive Officer & Director, Martin Midstream Partners LP
Randall L. Tauscher
Chief Operating Officer & Executive Vice President, Martin Midstream Partners LP

OTHER PARTICIPANTS
Kyle May
Analyst, Sidoti & Co. LLC
Patrick John Fitzgerald
Analyst, Robert W. Baird & Co., Inc.

PRESENTATION

[...]

Robert D. Bondurant:

Before I turn the call over to Sharon, I would like to make a few comments regarding our pending transaction with Martin Resource Management Corporation. As you know, MRMC approached MMLP with an initial buyout proposal on May 24, 2024, which was reviewed by our board's Conflicts Committee, which consists of three independent directors and was assisted by independent financial and legal advisors. A robust process ensued and the committee negotiated hard on behalf of the unaffiliated unitholders to maximize value. The pending transaction will deliver nearly $1 more per unit than the initial proposal.

In the weeks ahead, we will file a proxy statement with more detail on the transaction, and we look forward to engaging with unitholders, as we work to secure the necessary approvals to complete the transaction. While we look forward to keeping you all updated until the proxy is filed, we have no more information to share regarding the pending transaction. As such, the focus of our call today will be on our third quarter performance. We ask that you please keep questions focused on our financial and operational performance.

[...]

Question and Answers Section
Operator:

    Thank you. We will now begin the question-and-answer session. [Operator Instructions] We'll take our first question from Selman Akyol at Stifel.

[...]
Got it. And then one last one, if I could. And I understand that you guys can't answer it. But just regarding the proposed merger, will the vote be kind of a simple majority or will it be a majority of the holders outside of inside ownership?

Sharon L. Taylor:

            Yeah. That will be a simple majority vote.

[...]
Patrick John Fitzgerald:

Awesome. And then just on the acquisition financing, I think there's some confusion out there of, how it relates to the MMLP debt structure? So if you could just – I mean, I don't really think that's a question that would be prohibited, but maybe it is. But if you could just talk about like the financing and how it impacts MMLP, that would be helpful. Thank you.
Sharon L. Taylor:

    Sure. As far as MMLP, nothing at the MMLP level will change related to our capital structure after the transaction is closed, should it close. So our notes remain outstanding and our credit facility remains outstanding. And we don't – I believe the credit facility matures in 2027 and the notes mature in 2028. But there's no consideration at this moment for anything changing within either of those two facilities.
Patrick John Fitzgerald:

And you're not borrowing anything at MMLP to help finance the acquisition, right?
Sharon L. Taylor:

            That's correct. No, we are not.
Patrick John Fitzgerald:

Okay. And I guess the only like potential headwind is the – one of your – because you have a relationship on, I think, the Smackover Refinery. Martin Resource would just be, I guess, a little bit more levered?
Sharon L. Taylor:
So I'm not sure I understand the question, but I'll go back to the contracts. We have numerous contracts between MRMC and MMLP that are outstanding and will continue to be outstanding. Those have been negotiated prior to this deal and have gone through MMLP's Conflicts Committee for approval. And then on the MRMC side, they have their own financing, which will be effective with the finalization of the buyout.
Patrick John Fitzgerald:

Okay. All right. And then what would be the – would there be a kind of increased need to distribute cash up to MRMC, so that they could deal with their financing? Or how would that work?

Sharon L. Taylor:
So MRMC as the sole unitholder, again, depending on whether or not the deal closes, which is subject to a unitholder vote, MRMC would at that time be the recipient of any distributions that MMLP should choose to make when they are able to, or when we are able to under the constraints of our current revolving credit facility and the indenture under the notes.
[...]
Robert D. Bondurant:
Thank you. In closing, I'd like to thank you again for participating in our call today. Circling back to the merger agreement with MRMC, I'll reiterate that we will file a proxy statement in the coming weeks which will provide more detail on the transaction. But until the proxy is filed, we have no more information to share. Thanks again and have a great day.

FORWARD-LOOKING STATEMENTS

This communication includes “forward-looking statements” as defined by the Securities and Exchange Commission (the “SEC”). These forward-looking statements and all references to the Transaction described herein rely on a number of assumptions concerning future events and are subject to a number of uncertainties, including (i) the ability of the parties to consummate the Transaction in the anticipated timeframe or at all, including MRMC’s ability to fund the aggregate merger consideration; risks related to the satisfaction or waiver of the conditions to closing the Transaction in the anticipated timeframe or at all; risks related to obtaining the requisite regulatory approval and MMLP unitholder approval; disruption from the Transaction making it more difficult to maintain business and operational relationships; significant Transaction costs associated with the Transaction; and the risk of litigation and/or regulatory actions related to the Transaction, (ii) uncertainties relating to MMLP’s future cash flows and operations, (iii) MMLP’s ability to pay future distributions, (iv) future market conditions, (v) current and future governmental regulation, (vi) future taxation, and (vii) other factors, many of which are outside its control, which could cause actual results to differ materially from such statements. While MMLP believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in anticipating or predicting certain important factors. A discussion of these factors, including risks and uncertainties, is set forth in MMLP’s annual and quarterly reports filed from time to time with the SEC. MMLP disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events, or otherwise except where required to do so by law.

IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION

This material does not constitute an offer to sell or the solicitation of an offer to buy any securities, including the issued and outstanding common units representing a limited partner interest in MMLP owned by MRMC and its subsidiaries, including its general partner, Martin Midstream GP LLC (“General Partner”), or a solicitation of any vote or approval. In connection with the proposed Merger, MMLP will file with the SEC and furnish to MMLP’s unitholders a proxy statement and other relevant documents, including a Schedule 13E-3. This material is not a substitute for the Merger Agreement, the proxy statement or the Schedule 13E-3 or for any other document that MMLP may file with the SEC in connection with the proposed Transaction. BEFORE MAKING ANY VOTING DECISION, MMLP’S UNITHOLDERS ARE URGED TO READ THE MERGER AGREEMENT, THE PROXY STATEMENT AND THE SCHEDULE 13E-3 AND ANY OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT OR SCHEDULE 13E-3 CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER.

Investors and security holders will be able to obtain free copies of the proxy statement (when available) and other relevant documents filed with the SEC by MMLP through the website maintained by the SEC at www.sec.gov. In addition, the proxy statement, the Schedule 13E-3, and other documents filed with the SEC by MMLP will be available free of charge through MMLP’s website at www.MMLP.com, in the “Investor Relations” tab, or by contacting MMLP’s Investor Relations Department at (877) 256-6644.

PARTICIPANTS IN THE SOLICITATION

MMLP and the directors and executive officers of our General Partner, and MRMC and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from MMLP’s unitholders in respect of the proposed Merger. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the unitholders of MMLP in connection with the proposed Transaction, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other relevant materials when filed with the SEC. Information about the directors and executive officers of our General Partner and their ownership of MMLP common units is set forth in MMLP’s Form 10-K for the year ended December 31, 2023, as previously filed with the SEC on February 21, 2024. Free copies of these documents may be obtained as described in the paragraphs above.